PROMISSORY NOTE

$250,000.00	Ft. Lauderdale, Florida
June 24, 2008

Purple Beverage Company, Inc., a Nevada corporation (the “Maker”), hereby promises to pay to the order of Ben Rabinowitz, an individual (the “Holder”), in lawful money of the United States of America, the sum of Two Hundred Fifty Thousand and 00/100ths Dollars ($250,000.00), together with accrued and unpaid interest thereon, at the rate set forth below, on or before August 24, 2008 (the “Maturity Date”); provided, however, that all such sums shall become due and payable upon the earlier to occur occurrence of (i) a “Financing Transaction” (as defined below) or (ii) an “Event of Default”, as defined below; provided, further, that the Maturity Date may be extended by the Company in its sole and absolute discretion for up to two successive 30-day periods, neither of which extensions shall constitute an Event of Default, upon the Maker promptly issuing to the Holder 25,000 shares of its Common Stock in connection with each such 30-day extension (to be valued in the same manner as the shares of the Company’s common stock issued concurrently with this Promissory Note and to be calculated in the ratio of 100,000 shares of common stock for each $1,000,000 of initial principal of this Promissory Note).

The unpaid principal amount of this Promissory Note shall bear interest at a rate per annum equal to eighteen percent (18%) calculated on the basis of a 365-day year and the actual number of days elapsed. If any interest is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of the obligations evidenced by this Promissory Note.

This Promissory Note may be prepaid in whole or in part at any time, or from time to time, without premium or penalty and without prior notice to or consent by the Holder. Amounts prepaid may not be re-borrowed.

Within two business days of the occurrence of a Financing Transaction, the Maker shall immediately tender to the Holder all sums of principal, interest, and other fees then remaining unpaid hereunder. For purposes herein, a “Financing Transaction” shall be deemed to have occurred upon the Maker receiving in cash, in one or a series of debt or equity transactions, an amount of funds not less than $4,000,000 in gross proceeds. Notwithstanding the foregoing, in the event of a Financing Transaction, the Maker may, upon receipt of prior written consent from the Holder, extend the Maturity Date by up to two successive 30-day periods. In connection with each such extension, the Maker shall promptly issue to the Holder 50,000 shares of its Common Stock to be valued in the same manner as the shares of the Company’s common stock issued concurrently with this Promissory Note and to be calculated in the ratio of 100,000 shares of common stock for each $1,000,000 of initial principal of this Promissory Note.

Upon the occurrence of an Event of Default, the Holder may make all sums of principal, interest, and other fees then remaining unpaid hereunder immediately due and payable. The occurrence with respect to the Maker of any of the following events is an “Event of Default”:

•	The Maker fails to pay at the Maturity Date any principal, interest, or other fees hereunder in accordance herewith;

•	The Maker breaches any covenant or any other term or condition of this Promissory Note in any material respect;

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The Maker shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business or such a receiver or trustee shall otherwise be appointed;

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The Maker shall materially default under any bond, debenture, note or other evidence of indebtedness for money borrowed, under any guarantee or under any mortgage, or indenture pursuant to which there shall be issued or by which there shall be secured or evidenced any indebtedness for money borrowed by the Maker or any of its subsidiaries, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in indebtedness of at least $250,000 becoming due and payable prior to the date on which it would otherwise become due and payable and shall not have been cured by the Maker or waived by the Lender;

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Any money judgment, writ, or similar final process shall be entered or filed against the Maker or any of its property or other assets for more than $250,000 and shall remain unvacated, unbonded, or unstayed for a period of thirty (30) days;

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Bankruptcy, insolvency, reorganization, or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Maker.

The Maker hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and all other demands, protests, and notices in connection with the execution, delivery, performance, collection, and enforcement of this Promissory Note. If default is made in the payment of this Promissory Note, the Maker shall pay to the Holder reasonable costs of collection, including reasonable attorney’s fees. The remedies under this Promissory Note shall be cumulative.

All notices and other communications required or permitted hereunder shall be in writing and shall be sent by express mail or other form of rapid communications, if possible, and if not then such notice or communication shall be mailed by first-class mail, postage prepaid, addressed in each case to the party entitled thereto at the following addresses: (a) if to the Maker, to Purple Beverage Company, Inc., 450 E. Las Olas Blvd., Suite 830, Ft. Lauderdale, Florida 33301, Attention: Michael Wallace, Chief Financial Officer, and (b) if to the Holder, to         , or at such other address as one party may furnish to the other in writing. Notice shall be deemed effective on the date dispatched if by personal delivery, two days after mailing if by express mail, or three days after mailing if by first-class mail. Notice shall conclusively be deemed to have been given when received.

This Promissory Note is being delivered in, is intended to be performed in, shall be construed and interpreted in accordance with, and be governed by the internal laws of, the State of Florida, without regard to principles of conflict of laws. Any judicial proceeding brought against the Maker with respect to this Promissory Note shall be brought in any state court of Florida or any federal court sitting in the State of Florida, and, by execution and delivery of this Promissory Note, the Maker accepts for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Promissory Note. The Maker hereby waives any claim or defense that any such forum is not convenient or proper. The Maker hereby agrees that service upon it by certified or registered mail shall constitute sufficient notice of any judicial proceeding commenced against it by the Holder in any such courts.

This Promissory Note may only be amended, modified, or terminated by an agreement in writing signed by the party to be charged. This Promissory Note shall be binding upon the successors and assigns of the Maker and inure to the benefit of the Holder and his successors, endorsees, and assigns. This Promissory Note shall not be transferred without the express written consent of the Holder, provided that if the Holder consents to any such transfer or, if notwithstanding the foregoing, such a transfer occurs, then the provisions of this Promissory Note shall be binding upon any successor to the Maker and shall inure to the benefit of and be extended to any holder hereof.

[Signatures on following page.]

PURPLE BEVERAGE COMPANY, INC.
a Nevada corporation

By:	/s/ Michael Wallace
Michael Wallace, Chief Financial Officer